As filed with the Securities and Exchange Commission on January 8, 2020

Registration Nos. 333‑175161, 333‑181626, 333‑186077 and 333‑194428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMPIO PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26‑0179592 (I.R.S. Employer Identification No.)

373 Inverness Parkway, Suite 200 Englewood, Colorado	90112
(Address of Principal Executive Offices)	(Zip Code)

Ampio Pharmaceuticals, Inc.

2019 Stock and Incentive Plan

(Full title of the plan)

Michael Macaluso

Chief Executive Officer

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Name and address of agent for service)

(720) 437‑6500

(Telephone number, including area code, of agent for service)

With copy to:

Leah G. Brownlee

Squire Patton Boggs (US) LLP

4900 Key Tower, 127 Public Square

Cleveland, Ohio 44114‑1304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statements (the “Registration Statements”) filed with the Securities and Exchange Commission on June 27, 2011, May 23, 2012, January 17, 2013 and March 7, 2014 by Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

Registration Statement on Form S‑8, File No. 333‑175161, registering 4,475,000 shares of common stock, no par value per share, for issuance under the Ampio Pharmaceuticals, Inc. 2010 Stock and Incentive Plan (the “2010 Plan”).

Registration Statement on Form S‑8, File No. 333‑181626, registering 1,200,000 shares of common stock, no par value per share, for issuance under the 2010 Plan.

Registration Statement on Form S‑8, File No. 333‑186077, registering 2,500,000 shares of common stock, no par value per share, for issuance under the 2010 Plan.

Registration Statement on Form S‑8, File No. 333‑194428, registering 3,500,000 shares of common stock, no par value per share, for issuance under the 2010 Plan.

On December 14, 2019, the Registrant adopted the Ampio Pharmaceuticals, Inc. 2019 Stock and Incentive Plan (the “2019 Plan”).

In connection with the adoption of the 2019 Plan, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements.  In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on January 8, 2020.

AMPIO PHARMACEUTICALS, INC.

/s/ Michael Macaluso
Michael Macaluso
Chief Executive Officer